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                                                                    Exhibit 23.3

                         Independent Auditors' Consent

The Board of Directors
OmniAmerica, Inc. (formerly Specialty Teleconstructors, Inc.):

   We consent to the incorporation by reference in the registration statement on Form S-3 dated January 31, 2000 of American Tower Corporation of our report dated August 29, 1997, with respect to the consolidated balance sheet of OmniAmerica, Inc. and subsidiaries (formerly Specialty Teleconstructors, Inc.) as of June 30, 1997, and the related consolidated statements of earnings, stockholders' equity, and cash flows for the year ended June 30, 1997, which report appears in the Form 8-K of American Tower Corporation dated
September 17, 1999, and to the reference to our firm under the heading "Experts" in the prospectus.

Albuquerque, New Mexico
January 31, 2000                                 /s/ KPMG LLP